[Letterhead of Gray Plant Mooty Mooty & Bennett, P.A.]

Exhibit 5.1

May 29, 2002

Webb Interactive Services, Inc.
1899 Wynkoop
Suite 600
Denver, CO 80202

        RE:  Form SB-2 Registration Statement

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended, of a maximum of 19,143,445 shares of common stock, no par value (the “Shares”), of Webb Interactive Services, Inc. (“Webb”), including 10,735,000 shares issuable upon the exercise of common stock purchase warrants (the warrants are referred to herein as “Derivative Securities” and the common stock subject to the Derivative Securities is referred to as “Derivative Shares.”)

We have acted as counsel to Webb in connection with the preparation of the Form SB-2 Registration Statement (the “Registration Statement”). We have examined the Articles of Incorporation, as amended, the Bylaws of the Company, such records of proceedings of Webb as we deemed material and such other certificates, records and documents as we considered necessary for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares and the Derivative Shares when issued in accordance with the terms of the Derivative Securities will be legally issued, fully paid and non-assessable securities of Webb. We understand that this opinion is to be issued in connection with the Registration Statement. We consent to a filing of a copy of this opinion with the Registration Statement. We also consent to the reference to us under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.

/s/    Gray, Plant, Mooty, Mooty & Bennett, P.A.